Exhibit 5.1

Madison A. Jones

+1 202 728 7087

madison.jones@cooley.com

April 28, 2026

Sensei Biotherapeutics, Inc.

1405 Research Boulevard, Suite 125

Rockville, MD 20850

Ladies and Gentlemen:

We have acted as counsel to Sensei Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 24,868,028 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) consisting of (i) 10,425,531 shares of Common Stock (“Merger Shares”) issuable upon the conversion of 10,425.531 shares (“Merger Preferred Shares”) of the Company’s Series B Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), (ii) 14,440,395 shares of Common Stock (the “PIPE Shares”) issuable upon the conversion of 14,440.395 shares of Series B Preferred Stock (the “PIPE Preferred Shares”) and (iii) 2,102 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of a warrant (the “Warrant”) to purchase 2.1020 shares of Series B Preferred Stock (the “Warrant Preferred Shares” and, together with the Merger Preferred Shares and the PIPE Preferred Shares, the “Preferred Shares”), which will be exercisable for shares of Common Stock upon conversion of the Series B Preferred Stock. The Merger Preferred Shares were issued by the Company pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated February 17, 2026, by and among the Company, Sapphire First Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Sapphire Second Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, Faeth Holdings Therapeutics, Inc. (“Faeth HoldCo”) and Faeth Therapeutics, LLC, a wholly owned subsidiary of Faeth HoldCo. The PIPE Preferred Shares were issued by the Company pursuant to that certain Securities Purchase Agreement, dated February 17, 2026, by and among the Company and the purchasers named therein (the “Purchase Agreement”). The Warrant was assumed by the Company pursuant to the Merger Agreement and became a warrant to purchase Series B Preferred Stock in accordance with the Merger Agreement.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Merger Agreement, the Purchase Agreement and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. We have also assumed that (i) the requisite stockholder approval of an amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”) to increase the total number of authorized shares of Common Stock to the extent required to satisfy the Company’s obligations for the issuance of the Shares upon conversion of the Preferred Shares has been obtained at the Company’s annual meeting of stockholders to be held on or around June 10, 2026 (the “Stockholder Approval”) and (ii) following the Stockholder Approval, the Amendment has been filed with the Secretary of State of the State of Delaware. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com

April 28, 2026

Page Two

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state anti-fraud law, rule or regulation relating to securities or to the sale or issuance thereof.

With respect to the Shares, the Preferred Shares and the Warrant, after giving effect to the assumption as to the Amendment and the Stockholder Approval stated above, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Series B Preferred Stock to be convertible into, or the Warrant to be exercisable for, more shares of Common Stock than the number available for issuance by the Company or that the consideration paid upon exercise of the Warrant is below the par value per share of Series B Preferred Stock. Please note that the shares of Series B Preferred Stock are not convertible into shares of Common Stock until the Company has received the Stockholder Approval and the Amendment has been filed.

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that (a) the Merger Shares and the PIPE Shares, when issued upon conversion of the Series B Preferred Stock in accordance with the terms of the Series B Preferred Stock, and (b) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrant and converted in accordance with the terms of the Series B Preferred Stock, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, Cooley LLP

By:	/s/ Madison A. Jones
Madison A. Jones

Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com